As filed with the Securities and Exchange Commission on June 10, 2024

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MDB CAPITAL HOLDINGS, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-4366624
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

14135 Midway Road, Suite G150

Addison, TX 75001

(Address of Principal Executive Offices)

2022 Equity Incentive Plan

(Full Title of the Plan)

Christopher Marlett

Chief Executive Officer

14135 Midway Road, Suite G150

Addison, TX 75001

(310) 562-5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Andrew Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, Floor 17

New York, New York 10017

Telephone: (212) 907-7349

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in this Part I will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, filed March 29, 2024;
2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed May 13, 2024;
3.	The Registrant’s Current Reports on Form 8-K filed with the SEC on July 31, 2023, September 20, 2023, November 14, 2023, November 16, 2023, and December 22, 2023;
4.	The description of the Registrant’s Class A Common Shares, representing limited liability interests, contained in a registration statement on Form 8-A12B on July 20, 2023, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including the Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2023; and
5.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year for which audited financial statements of the Registrant have been filed.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Limited Liability Company Agreement provides that a director will not be personally liable to us or to our equity holders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

●	for breach of his or her duty of loyalty to us or to our equity holders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments or dividends or unlawful stock repurchases or redemptions; or
●	for any transaction from which the director derived improper personal benefit.

Our Amended and Restated Limited Liability Company Agreement also provides that:

●	we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
●	we may indemnify our other employees and agents as set forth in the DGCL;
●	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
●	the rights conferred in the restated Amended and Restated Limited Liability Company Agreement are not exclusive.

The above is a general summary of certain provisions of the registrant’s Amended and Restated Limited Liability Company Agreement and is subject in all respects to the specific and detailed provisions of the registrant’s Amended and Restated Limited Liability Company Agreement.

The registrant maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the forgoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Addison, State of Texas, on June 10, 2024.

MDB CAPITAL HOLDINGS, LLC

By:	/s/ Christopher A. Marlett
Christopher A. Marlett
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Christopher A. Marlett and Mo Hayat and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher A. Marlett	Chief Executive Officer, Chairman of the Board and Director	June 10, 2024
Christopher A. Marlett	(Principal Executive Officer)

/s/ Jeremy W. James	Chief Financial Officer	June 10, 2024
Jeremy W. James	(Principal Financial and Accounting Officer)

/s/ Anthony DiGiandomenico	Head of New Venture Discovery and Director	June 10, 2024
Anthony DiGiandomenico

/s/ George Brandon	President & Head of Community Development and Director	June 10, 2024
George Brandon

/s/ Mo Hayat	Head of Corporate Development & Chief Legal Officer, and Director	June 10, 2024
Mo Hayat

/s/ Susanne Meline	Director	June 10, 2024
Susanne Meline

/s/ Matthew Hayden	Director	June 10, 2024
Matthew Hayden

/s/ Sean Magennis	Director	June 10, 2024
Sean Magennis

EXHIBIT INDEX

Exhibit No.	Description
4.1	MDB Capital Holdings, LLC 2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1 as filed on July 20, 2023)
5.1 *	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP
23.1 *	Consent of RBSM LLP
23.2 *	Consent of BDO USA, P.C.
23.3 *	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1)
24 *	Power of Attorney (included on the signature page of this registration statement)
107 *	Filing Fee Table

* Filed herewith